Exhibit 99.1

Web.com Announces Completion of Acquisition by an Affiliate of Siris Capital Group, LLC

JACKSONVILLE, Fla., October 11, 2018 — Web.com Group, Inc. (“Web.com”), a leading global provider of a full range of Internet services and online marketing solutions for small businesses, today announced the completion of its previously announced acquisition by an affiliate of Siris Capital Group, LLC (“Siris”) for approximately $2 billion.

In connection with the closing of the transaction, the company, which will continue to operate as Web.com, will be wholly owned by an affiliate of Siris and will no longer trade on the NASDAQ exchange.

“We appreciate Siris’ conviction in the quality of Web.com’s people and products,” said Web.com CEO and President David L. Brown. “We look forward to Web.com’s next phase of evolution and growth as a private company.”

The transaction, which was initially announced on June 21, 2018, was approved by a majority of Web.com’s shareholders on October 10, 2018.

About Web.com Group, Inc. | Web.com

Since 1997 Web.com has been the marketing partner for businesses wanting to connect with more customers and grow. We listen, then apply our expertise to deliver solutions that owners need to market and manage their businesses, from building brands online to reaching more customers or growing relationships with existing customers. For some, this means a fast, reliable, attractive website; for others, it means customized marketing plans that deliver local leads; and for others, it means customer-scheduling or customer-relationship marketing (CRM) tools that help businesses run more efficiently. Owners from big to small can focus on running the companies they know while we handle the marketing they need. To learn how this global company collaborates with customers and employees to achieve their potential, explore www.web.com or follow on Twitter at @webdotcom or on Facebook at www.facebook.com/web.com.

About Siris Capital Group, LLC | Siris Capital

Siris Capital is a leading private equity firm focused on making control investments in data, telecommunications, technology and technology-enabled business service companies in North America. Integral to Siris’ investment approach is its partnership with exceptional senior operating executives, or executive partners, who work with Siris on a consulting basis to identify, validate and operate investment opportunities. Their significant involvement allows Siris to partner with management to add value both operationally and strategically. To learn more, visit us at www.siriscapital.com.

Media

Web.com:

Brian Wright, (904) 680-6633

CorporateCommunications@web.com

Siris Capital:

Dana Gorman (Abernathy MacGregor), (212) 371-5999

dtg@abmac.com

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Blair Hennessy (Abernathy MacGregor), (212) 371-5999

bth@abmac.com